UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

BACKGROUND

As previously disclosed, the United States Bankruptcy Court for the District of Delaware (the “Court”) entered an order (the “Confirmation Order”) on May 27, 2010 (the “Confirmation Date”) confirming and approving the Final Fourth Modified Joint Chapter 11 Plan of Reorganization (the “Plan”) and related Plan Documents (as defined in the Plan) of GSI Group Inc. (the “Company” or “Holdings”) and two of its wholly-owned subsidiaries, GSI Group Corporation (“GSI”) and MES International Inc. (“MES” and, together with the Company and GSI, the “Debtors”). The Debtors commenced their cases under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on November 20, 2009 (the “Chapter 11 Cases”). The effective date (the “Effective Date”) for the Debtors’ emergence from the Chapter 11 Cases is expected to be on or before July 23, 2010.

The consummation of the Plan is subject to certain customary conditions and administrative actions that the Debtors must satisfy prior to the Effective Date. One such condition, among several others set forth in the Plan, is the consummation of an offering (the “Rights Offering”), which is part of the distributions under the Plan, for up to a maximum of $85 million of the new common shares (the “New Common Shares”) of the Company, as reorganized following emergence from the Chapter 11 Cases (“Reorganized Holdings”), by granting to holders (each, an “Eligible Holder” and, collectively, the “Eligible Holders”) (i) of common shares of the Company as of July 7, 2010 (“Holdings Common Shares”) and (ii) of rights to Holdings Common Shares that have vested as of June 4, 2010, although such shares had not yet been issued (“Vested Share Rights”), a non-transferable entitlement to elect to subscribe for New Common Shares (the “Rights”).

The Debtors intend to commence the Rights Offering on June 4, 2010 (the “Rights Offering Commencement Date”). In anticipation of such commencement, the Company is now publicly disclosing certain material information related to the Company (the “Material Non-Public Information”) previously provided in connection with the Chapter 11 Cases, on a non-public basis under confidentiality agreements, to: (i) eight of ten of the beneficial holders (the “Consenting Noteholders”) of GSI’s 11% Senior Notes due 2013 in the principal amount of $210 million (“Senior Notes”); (ii) the Official Committee of Equity Holders (the “Equity Committee”) in the Chapter 11 Cases, (iii) the individual members of the Equity Committee (the “Committee Members”) and (iv) each of the respective advisors of the Consenting Noteholders, the Equity Committee and the Committee Members (such advisors, collectively, the “Advisors” and, together with the Consenting Noteholders, the Equity Committee and the Committee Members, the “Receiving Parties”).

The Material Non-Public Information is included in the information related to the Rights Offering (the “Rights Offering Packet”), which will be distributed to Eligible Holders on or about the Rights Offering Commencement Date. Certain portions of such Rights Offering Packet are disclosed below.

IMPORTANT INFORMATION ABOUT THE RIGHTS OFFERING AND THIS COMMUNICATION

This Current Report on Form 8-K and its contents is for informational purposes only and is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange any security. The Rights Offering described herein has not yet been commenced. Any offer or solicitation in connection with the Rights Offering will be made solely to Eligible Holders pursuant to the Plan and information contained in the Rights Offering Packet and solely in accordance with the Rights Offering Procedures and Instructions attached thereto. The issuance of the Plan Distribution Rights (as defined in the Plan), the Rights, to the extent that the Rights constitute a security, and the New Common Shares issuable upon exercise of the Plan Distribution Rights will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with section 1145 of the Bankruptcy Code and from the prospectus requirements of applicable Canadian securities laws.

DISCLOSURE OF CERTAIN INFORMATION FROM THE RIGHTS OFFERING PACKET

As noted above, the following information highlights the Material Non-Public Information previously provided in connection with the Chapter 11 Cases, on a non-public basis under confidentiality agreements, to the Receiving Parties. Unless the context requires otherwise, reference to “we,” “our,” and “us” are to the Company and all of its subsidiaries, including GSI and MES.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained or incorporated by reference herein that do not relate to matters of historical fact should be considered forward-looking statements and generally can be identified by words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “will,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding:

(i)	the adequacy of cash flows from operations and available cash;

(ii)	the completion of our reorganization proceedings under title 11 of the United States Code in the Bankruptcy Court;

(iii)	the completion of the transactions contemplated by the Plan including the Rights Offering and the level of participation therein;

(iv)	the restructuring of the Company’s outstanding indebtedness, including the Senior Notes;

(v)	the Company’s ability to substantially reduce its outstanding indebtedness and related interest burden;

(vi)	the ability of the Company to successfully emerge from the Chapter 11 bankruptcy proceedings;

(vii)	the Company’s ability to improve its liquidity and the impact of the reorganization on the Company’s general liquidity, including the Company’s ability to obtain a working capital facility;

(viii)	the relative financial health of the Company;

(ix)	the Company’s ability to grow in the future and generate meaningful shareholder value;

(x)	the Company’s industry position and its ability to operate successfully as markets recover;

(xi)	the future reorganization of the Company’s Board of Directors;

(xii)	the agreements with the Consenting Noteholders, the Equity Committee and the Committee Members;

(xiii)	the Company’s Projections (as hereafter defined and as set forth herein); and

(xiv)	other statements that are not historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. These risks and uncertainties include, but are not limited to, statements we make regarding:

•	the completion of the transactions contemplated by the Plan, including the Rights Offering and the level of participation therein;

•	the ability of the Company to successfully emerge from the Chapter 11 bankruptcy proceedings;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Restructuring Plan Support Agreement, dated as of May 14, 2010, that the Company has entered into with the Consenting Noteholders, the Equity Committee and the Committee Members (the “Plan Support Agreement”);

•	the Company’s ability to improve its liquidity and the impact of the reorganization on the Company’s general liquidity;

•	the reorganization of the Company’s Board of Directors in connection with the bankruptcy proceedings;

•	the impact of the Chapter 11 bankruptcy proceedings on the Company’s business, financial condition, results of operations or employee retention;

•	the Company’s Projections;

•	the Company’s ability to identify and manage weaknesses in internal controls;

•	changes in accounting standards;

•	the Company’s ability to properly identify the timing of when revenue should be recognized;

•	the Company’s ability to complete and file its delayed periodic reports with the United States Securities and Exchange Commission (the “SEC”) on a timely basis;

•	the risks of existing and future litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s revenue recognition practices;

•	the relative financial health of the Company;

•	the Company’s capital resources and the adequacy thereof;

•	the Company’s ability to grow in the future and generate meaningful shareholder value;

•	the Company’s industry position and its ability to operate successfully as markets recover;

•	the highly unpredictable nature of the semiconductor and electronics materials processing industry;

•	the Company’s ability to manage its significant indebtedness in light of current economic and business conditions;

•	the Company’s ability to reduce operating expenses and achieve anticipated cost reductions and savings;

•	the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands;

•	the Company’s need to invest in research and development;

•	the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof;

•	the effects of competition;

•	risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including the continued integration of Excel Technology, Inc. (“Excel”);

•	the Company’s ability to recognize synergies of acquired businesses, including Excel; and

•	the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands.

Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include, pending, threatened or future legal proceedings, and the other factors that are described below under the subheading, “Risk Factors.”

Any forward-looking statement made by us in this Current Report on Form 8-K speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Summary of the Plan

All percentages of New Common Share holdings following the Effective Date contained herein are subject to the actual level of participation in the Rights Offering and to dilution in connection with the issuance of New Common Shares pursuant to the management incentive plan for the management of Reorganized Holdings (the “Management Incentive Plan”) and to the Old Equity Awards (as defined below).

The Plan contemplates, among other things, that (i) Holdings Common Shares would be cancelled in exchange for New Common Shares and Plan Distribution Rights such that (a) following the Effective Date of the Plan, Holders (as defined in the Plan) as of the Effective Date (including those Holders who may also be noteholders) would retain the same amount of New Common Shares and ownership percentage of Holdings as the number of Holdings Common Shares and Vested Share Rights held by such Eligible Holders prior to the Effective Date, subject to (x) the release and distribution to holders of Allowed Class 6 Claims and Interests of 6.165% of the New Common Shares that will be placed in reserve until resolution of certain pending litigation unrelated to the Chapter 11 Cases and (y) dilution by the issuance of additional New Common Shares as a result of the Rights Offering, the Backstop Exchange and the Supplemental Equity Exchange (as defined below) and (b) Eligible Holders will have the right to participate on a pro rata basis in the Rights Offering, (ii) holders of Senior Note Claims (as defined in the Plan) will receive on a pro rata basis (a) cash in an aggregate amount of $10 million from GSI existing cash plus all cash proceeds from the Rights Offering (together, the “Notes Payment”), (b) 2,777,778 New Common Shares at a cash purchase price per share of $1.80 (the “Purchase Price Per Share”) on account of the exchange of $5 million principal amount of Senior Notes (the “Supplemental Equity Exchange”) and (c) New Senior Secured Notes (as defined in the Plan) in an amount equal to the remaining principal amount of Senior Notes after giving effect to the Notes Payment, the Supplemental Equity Exchange and the Backstop Exchange (as defined in the Plan) and (iii) the Backstop Investors (as defined in the Plan) will backstop the Rights Offering by purchasing, at the Purchase Price Per Share, either through the Backstop Exchange or, in certain circumstances contemplated in the Backstop Commitment Agreement (as defined in the Plan), in cash, the greater of (a) 11,111,111 shares ($20 million) of New Common Shares or (b) the total number of New Common Shares not purchased by Eligible Holders in the Rights Offering.

Upon the Effective Date, Reorganized Holdings will have, in addition to the New Senior Secured Notes, £12.5 million of outstanding debt as a result of the reinstatement of a 12.94% promissory note issued by GSI to GSI Group Limited, a company organized under the laws of England and Wales and a wholly owned subsidiary of Holdings (the “GSI UK Note”) and up to $20 million in the form of a working capital facility if such facility is obtained by Holdings.

The Backstop Investors have committed, severally and not jointly, to backstop the Rights Offering. The Backstop Investors will receive a cash backstop fee, earned on the Confirmation Date and payable on the Effective Date of the Plan, equal to 5% of the maximum proceeds from the Rights Offering (or $4.25 million). This will provide assurance that the Company will receive a total of at least $85 million cash and/or non-cash proceeds pursuant to the Rights Offering and related Backstop Exchange.

The Plan is supported by the Consenting Noteholders, the Equity Committee and Committee Members.

Summary of the Rights Offering

New Common Shares offered to Eligible Holders	47,222,222 shares	[1]

Additional New Common Shares allotted for Backstop Exchange (“Additional Backstop Shares”)	11,111,111 shares	[2]

Maximum New Common Shares issuable pursuant to the Rights Offering and Backstop Exchange	58,333,333 shares	[3]

Purchase Price Per Share (payable in cash or in exchange of principal amount of Senior Notes, as applicable)	$1.80

Total Rights Offering cash proceeds (assuming Rights Offering is fully subscribed)	$85,000,000

The Plan provides for the following:

New Common Shares issued to Holders as of the Effective Date in exchange for 47,901,978[4] shares (including reserved amounts)	48,584,818 shares	[5]

Additional New Common Shares allotted for Supplemental Equity Exchange	2,777,778 shares	[6]

New Common Shares to be outstanding after the Effective Date (assuming Rights Offering is fully subscribed, including reserved amounts)	109,695,929 shares	[7]

The numbers provided above exclude 8,775,674 New Common Shares reserved for future issuance under the Management Incentive Plan and 363,770 New Common Shares relating to unexercised options and restricted shares unvested as of the Effective Date of the Plan that will continue to be outstanding following such date (“Old Equity Awards”).

[1]	Amount of shares calculated by dividing the total amount of the Rights Offering by the Purchase Price Per Share ($85,000,000 / $1.80).
[2]

This is the minimum number of shares of New Common Shares to be received by the Backstop Investors in the Backstop Exchange calculated by dividing $20,000,000 by the Purchase Price Per Share of $1.80. These Additional Backstop Shares would be issued even if the Rights Offering is fully subscribed. If, however, 11,111,111 shares or more are unsubscribed in the Rights Offering, such Additional Backstop Shares would not be issued.

[3]	This number would be reduced by the number of Additional Backstop Shares if 11,111,111 shares or more are unsubscribed in the Rights Offering.
[4]	The number of Holdings Common Shares outstanding on April 20, 2010.
[5]	Based on the number of Holdings Common Shares outstanding on April 20, 2010 and Vested Share Rights as of the Rights Offering Commencement Date.
[6]	Amount of shares calculated by dividing the total amount of the Supplemental Equity Exchange by the Purchase Price Per Share ($5,000,000 / $1.80).
[7]	This number would be reduced by the number of Additional Backstop Shares if 11,111,111 shares or more are unsubscribed in the Rights Offering.

Rights Offering Proceeds (assuming Rights Offering is fully subscribed)

We expect to use the cash proceeds of the Rights Offering to make partial payment of the Senior Note Claims as provided in the Plan. The Plan provides that $10 million of the Company’s existing cash would also be used as partial payment for the Senior Note Claims.

	Per Share	Total
Rights Offering Purchase Price	$1.80	$85,000,000

Proceeds, before expenses*, to Reorganized Holdings to be used for payment of Senior Note Claims	$1.80	$85,000,000

*	The Company will pay all fees and expenses in connection with the Rights Offering, including the Backstop Fee of $4.25 million to the Backstop Investors. The proceeds noted above will not be used for such payments.

Share Allocation and Valuation of New Holdings Common Shares

Share Allocation

Reorganized Holdings will apply all cash proceeds from the sale of the New Common Shares in the Rights Offering to make the payment of Senior Note Claims as provided in the Plan. The capitalization of Reorganized Holdings following the consummation of the transactions contemplated by the Plan will depend on the level of Eligible Holder participation in the Rights Offering. If no Eligible Holder were to subscribe for New Common Shares in the Rights Offering, the existing Holders of outstanding Holdings Common Shares (including those Holders who may also be noteholders) would receive approximately 49.3% of Reorganized Holdings’ post-reorganization outstanding shares (subject to the distribution of the New Common Shares placed in reserve until resolution of certain pending litigation unrelated to the Chapter 11 Cases and further dilution resulting from the Management Incentive Plan and the Old Equity Awards), the holders of Senior Note Claims (including the Backstop Investors) would receive approximately 50.7% of Reorganized Holdings post-reorganization outstanding shares (subject to the above mentioned dilution), and Reorganized Holdings would issue $110 million in principal amount of New Senior Secured Notes. If the Rights Offering were fully subscribed by the Eligible Holders, the existing Holders of outstanding Holdings Common Shares (including those Holders who may also be noteholders) would receive approximately 87.3% of Reorganized Holdings post-reorganization outstanding shares (subject to the distribution of the above mentioned reserve and further dilution resulting from the Management Incentive Plan and Old Equity Awards), the holders of Senior Note Claims (including the Backstop Investors) would receive approximately 12.7% of Reorganized Holdings’ post-reorganization outstanding shares (subject to the above mentioned dilution), and Reorganized Holdings would issue $90 million in principal amount of New Senior Secured Notes.

No Eligible Holder will be required to purchase New Common Shares, nor will any Eligible Holder be required to purchase more New Common Shares than specified in its subscription form. Allocations of any fractional amounts of New Common Shares to Holders of outstanding Holdings Common Shares in exchange for Holdings Common Shares pursuant to the Plan will be rounded up or down to the nearest full share. Allocations of any fractional amounts of New Common Shares to Eligible Holders who elect to participate in the Rights Offering will be rounded down to the nearest full share.

The following tables illustrate four hypothetical ownership structures of Reorganized Holdings following the Effective Date reflecting various participation levels in the Rights Offering. Each scenario assumes execution of the steps contemplated under the Plan (including issuance of 48,584,8188 New Common Shares to be issued to the Holders of outstanding Holdings Common Shares and Vested Share Rights, subject to the release and distribution of the 2,995,254 New Common Shares placed in reserve until resolution of certain pending litigation unrelated to the Chapter 11 Cases, consummation of the Rights Offering, Backstop Exchange and Supplemental Equity Exchange, and payment of $10 million in cash as partial payment of the Senior Note Claims.

[8]	Share amount based on the outstanding Holdings Common shares as of April 20, 2010 and Vested Share Rights as of the Rights Offering Commencement Date.

If no Eligible Holders elect to participate in the Rights Offering to purchase their percentage of New Common Shares, Backstop Exchange of $85 million and Supplemental Equity Exchange of $5 million:

Participant	Offering Election	Percentage New Common Shares Owned post Effective Date
Eligible Holders	0%	49.28%
Backstop Investors	100% Backstop Exchange	47.90%
Senior Noteholders	Supplemental Equity Exchange	2.82%

Such ownership structure will result in the issuance of $110 million in New Senior Secured Notes.

If approximately 24% of Eligible Holders elect to participate in the Rights Offering to purchase their percentage of New Common Shares, Backstop Exchange of approximately 76% of offered amount, and Supplemental Equity Exchange of $5 million:

Participant	Election	Percentage Owned post Effective Date
Eligible Holders	24%	60.78%
Backstop Investors	76% Backstop Exchange	36.40%
Senior Noteholders	Supplemental Equity Exchange	2.82%

Such ownership structure will result in the issuance of $110 million in New Senior Secured Notes.

If approximately 71% of Eligible Holders elect to participate in the Rights Offering to purchase their percentage of New Common Shares, Backstop Exchange of approximately 29% of offered amount, and Supplemental Equity Exchange of $5 million:

Participant	Election	Percentage Owned post Effective Date
Eligible Holders	71%	83.29%
Backstop Investors	29% Backstop Exchange	13.89%
Senior Noteholders	Supplemental Equity Exchange	2.82%

Such ownership structure will result in the issuance of $110 million in New Senior Secured Notes.

If all Eligible Holders elect to participate in the Rights Offering to purchase their percentage of New Common Shares in the Rights Offering, Backstop Exchange of $20 million (the minimum amount required to be exchanged), and Supplemental Equity Exchange of $5 million:

Participant	Election	Percentage Owned post Effective Date
Eligible Holders	100%	87.34%
Backstop Investors	Minimum Backstop Exchange	10.13%
Senior Noteholders	Supplemental Equity Exchange	2.53%

Such ownership structure will result in the issuance of $90 million in New Senior Secured Notes.

Valuation

In establishing the Purchase Price Per Share, the Company considered a number of factors, including: the price at which current Eligible Holders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the Rights Offering on a pro rata basis.

Reorganized Holdings Information

Recent Operating Results and Liquidity

Holdings completed its operating business unit projections that are included in these Projections in February 2010. Since that time, Holdings’ actual results of operations and the short-term business outlook of the subsidiaries have both been positive as compared to the Projections. The below chart compares the preliminary results for the first quarter 2010 and estimated results for the second quarter of 2010 to the projected results for the fiscal year 2010 that are included in the Projections. This comparison indicates that if the Company’s operating performance continues at current levels, fiscal year 2010 performance may exceed that included in the Projections. While the current short-term performance is positive, Holdings has not updated the operating assumptions in the Projections due to the continued uncertainties surrounding the longer-term global economic environment and the potential impact on Holdings’ future performance.

Unaudited & Before Restatement

In millions

	Unaudited Q4 2009	Preliminary Unaudited Q1 2010	Estimated Q2 2010		Annual 2010 Projection
			Low	High

Bookings	$76.6	$95.1	n/a	n/a	n/a

Revenue	$67.2	$73.2	$81.0	$89.0	$284.2

Adjusted EBITDA (1)	$6.0	$10.2	$13.0	$17.0	$28.9

(1)	Reflects EBITDA before non-recurring charges.

The above table is unaudited and includes projections of future periods. It also does not give effect to any adjustments associated with the restatement of Holdings’ interim and annual financial statements for fiscal years 2006, 2007 and 2008. See “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “UNAUDITED CONSOLIDATED FINANCIAL INFORMATION.”

Upon emergence from the Chapter 11 Cases, based on its short term business outlook, Holdings’ total unaudited (global) cash and cash equivalents are estimated to be approximately $35 million (subject to the timing of disbursements) after satisfying anticipated requirements for cash and expense payments in connection with consummation of the Plan, which are estimated to amount to approximately $64.1 million (including approximately $22.1 million of accrued pre and post petition interest, $10 million to the holders of the Senior Notes, $4.3 million of fees related to the Backstop Investors, $26.7 million in professional fee payments and other expenses of $1.0 million). Of the estimated $35 million of cash and cash equivalents, approximately $14.5 million would be held within Holdings’ U.S. subsidiaries and approximately $20.5 million would be held by Holdings’ foreign subsidiaries. At May 7, 2010, Holdings’ unaudited available cash and cash equivalents totaled approximately $82.36 million. In addition, as of May 7, 2010, Holdings also held auction rate securities, recorded at fair value of $8.8 million and with a par value of $10 million as of May 7, 2010 that were sold on May 25, 2010 for $8.7 million, net of commissions. Holdings’ principal sources of liquidity are cash generated from operations and existing cash and cash equivalents on hand. Holdings’ ongoing principal uses of cash include the funding of operations, working capital and debt service.

Upon emergence from Chapter 11 under the Plan, Holdings believes that, based on historical and projected operating results, cash flows from operations, available cash and cash equivalents, cash anticipated to be available to it from the working capital facility described below, it will have adequate liquidity to meet its needs, including anticipated requirements for cash and expense payments in connection with consummation of the Plan, working capital and scheduled debt obligations, although the large anticipated cash and expense payments in connection with consummation of the Plan will significantly deplete Holdings’ cash position. Holdings’ liquidity needs are challenged by the decentralized nature of its operations, which requires operating cash balances to be kept in locations globally that may not be transferrable within Holdings’ corporate structure in a timely, cost efficient fashion. In addition, Holdings’ current and future liquidity is greatly dependent upon its operating results, which are driven largely by overall economic conditions in the markets Holdings serves, cyclical market fluctuations and delays in shipments or customer orders or payments. See “Risk Factors—Risks that are Derived from our Operations.”

Holdings is pursuing commitments for a working capital credit facility for up to $20 million, which would be effective on or after Holdings’ emergence from bankruptcy. The consent of the holders of a majority of the New Senior Secured Notes outstanding would be necessary for entry into such working capital facility. Holdings cannot provide assurances that it will be able to obtain such working capital facility or required consents on terms satisfactory to it, if at all.

If Holdings should fail to obtain a working capital facility on terms satisfactory to it or at all, Holdings may not have sufficient operating capital upon emergence from Chapter 11 under the Plan. Without sufficient operating capital, Holdings’ business, results of operations and financial condition would be extremely vulnerable to disruptions or downturns in the economy. In addition, Holdings may be unable to adequately respond to business challenges or opportunities that may arise, including but not limited to the need to develop new products or enhance its existing products, maintaining or expanding research and development projects, the need to build inventory or invest other cash to support business growth and opportunities to acquire complementary businesses and technologies. See “Risk Factors—Risks Relating to Bankruptcy— We are pursuing a working capital credit facility and may require additional capital to reduce our vulnerability to economic downturns and position us to adequately respond to business challenges or opportunities, and this capital may not be available on acceptable terms or at all.”

Upon emergence from Chapter 11 under the Plan, Holdings’ total debt will include $90 million to $110 million of New Senior Secured Notes (depending on the level of Eligible Holder participation in the Rights Offering), and up to $20 million in the form of a working capital facility if such facility is obtained by Holdings.

Post Confirmation Board

On the Effective Date, the Board of Directors of Reorganized Holdings will be set at seven members (including the Chief Restructuring Officer of Reorganized Holdings, two members selected by the Required Noteholders (as such term is defined in the Plan), two members with industry expertise selected by the Equity Committee, one member selected by mutual agreement between the Required Noteholders and the Equity Committee, and one member selected by the Board of Directors of Holdings prior to the Effective Date, which member will be selected from the members of such board as of the date hereof, provided that at least a majority of the Board of Directors of Reorganized Holdings will satisfy the NASDAQ Stock Market’s definition of “Independent Directors.” A member of the Equity Committee may be selected to serve as a member of the Board of Directors of Reorganized Holdings only if such member subscribed to the Rights Offering to the fullest extent permissible based upon such member’s ownership of Holdings Common Shares as of May 7, 2010. The directors will serve in accordance with the applicable Reorganized Holdings Constituent Documents, as the same may be amended from time to time. Unless removed for cause, such directors will serve for the first 12 month period following the Effective Date, and will not be subject to the vote of the holders of the New Common Shares at the next annual shareholders meeting currently scheduled to occur in September 2010. Each of Liberty Harbor, LLC, Tennenbaum Capital Partners, LLC, and Highbridge Capital Management, LLC will, at its expense, have the right to observe all meetings and deliberations of the board of directors of Reorganized Holdings for as long as it holds at least 3% of the outstanding capital stock of Reorganized Holdings.

The following five persons have been selected to serve on Reorganized Holdings’ board of directors as of the Effective Date:

Byron O. Pond (selected by Holdings’ Current Board of Directors) has been a Director of Holdings since 2000. From August 2006 through December 2006, Mr. Pond served as Interim Chief Executive Officer of Cooper Tire & Rubber Company, an automotive supply company. In February 2001, Mr. Pond joined Amcast Industrial Corporation, an automotive and industrial supply company. During his tenure he served as President, CEO and Chairman before retiring on his contract termination date in February 2004. After retirement, Mr. Pond remained as an Amcast director and also became non-executive Chairman. On November 1, 2004, Mr. Pond was asked to reassume the positions of Amcast Chairman, President and CEO. Amcast filed for protection under Chapter 11 of the U.S. Bankruptcy Code on November 30, 2004. Mr. Pond resigned from his positions with Amcast in October 2005. From 1990, Mr. Pond was a senior executive with Arvin Industries, Inc., serving as its President and Chief Executive Officer from 1993 to 1996 and as its Chairman and Chief Executive Officer from 1996 to 1998. He retired as Chairman of Arvin Industries, Inc. in 1999. Mr. Pond served on the Board of Directors of EMCON Technologies until February 2010 when the company was sold to a French automotive supply company. He currently serves as a director of ECRM, Inc.

K. Peter Heiland (selected by the Equity Committee), is the founder and President of Integrated Dynamics Engineering GmbH (“IDE”), a developer and manufacturer of vibration control products, magnetic field compensation systems, acoustic enclosures and robotics. IDE has been, at certain times, a supplier to GSI. Mr. Heiland has over 20 years of experience in the technology industry.

Stephen W. Bershad (selected by the Equity Committee), was Chairman of the Board and Chief Executive Officer of Axsys Technologies, Inc. (“Axsys”), a manufacturer of surveillance and imaging equipment, from 1986 until 2009 and was President of Axsys from 1986 to August 1999 and from March 2002 to December 2007. Prior thereto, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of EMCOR Group, Inc., a global leader in mechanical and electrical construction, energy infrastructure, and end-to-end facilities services.

Eugene I. Davis (selected by the Required Noteholders), is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation, a consumer electronics distributor, and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a manufacturer, marketer and distributor of sporting goods products. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis is also a member of the Board of Directors of Knology, Inc., DEX One Corp., Ambassadors International Inc., Rural/Metro Corp, Spectrum Brands, Inc. and TerreStar Corporation. Within the last five years, Mr. Davis has served as a Director of American Commercial Lines, Inc., Delta Airlines, Inc., Haights Cross Communications, Inc., SeraCare Life Sciences Inc., Solutia, Inc., Atari, Inc., Exide Technologies, IPCS, Inc., Knology Broadband, Inc., Oglebay Norton Company, Tipperary Corporation, McLeod Communications, Footstar, Inc., PRG Schultz International, Inc., Silicon Graphics, Inc., Foamex, Inc., Ion Broadcasting, Viskase Companies, Inc. and Media General, Inc.

Ira J. Lamel (selected by the Required Noteholders), is Executive Vice President and Chief Financial Officer of The Hain Celestial Group, Inc. (“Hain”), a leading natural and organic food and personal care products company operating in North America and Europe. Prior to joining Hain on October 1, 2001, Mr. Lamel was an audit partner in the New York Area practice of Ernst & Young LLP. He retired from Ernst & Young after a 29 year career serving clients in various industries, one of which included Excel Technology, Inc.

In addition to the five persons named above, the principal executive officer of Reorganized Holdings as of the Effective Date and one additional person selected by mutual agreement between the Required Noteholders and the Equity Committee will also serve on the Board of Directors of Reorganized Holdings.

Post Confirmation Officers

On and after the Effective Date, subject to any applicable employment agreements and applicable law, the officers of Reorganized Holdings will be selected and appointed by the Boards of Directors of Reorganized Holdings, as constituted pursuant to the Plan, in accordance with, and pursuant to, the provisions of applicable law and the respective Reorganized Holdings Constituent Documents (as defined in the Plan).

Registration Rights Agreement

On the Effective Date, Reorganized Holdings expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Backstop Investors. Pursuant to the Registration Rights Agreement, Reorganized Holdings will agree to register the resale of the New Common Shares issued to such holders in accordance with the requirements of the Securities Act (including pursuant to a resale shelf registration statement pursuant to Rule 415 promulgated under the Securities Act). The Registration Rights Agreement will provide that, subject to the terms and conditions set forth therein, at any time from and after the Effective Date, holders party thereto collectively owning at least 30% of the Registrable Securities (as defined in the Registration Rights Agreement) will have the right to require Reorganized Holdings to effect registration under the Securities Act of such holders’ Registrable Securities on the terms and conditions set forth in the Registration Rights Agreement. The Backstop Investors will be entitled to request an aggregate of two underwritten offerings. In addition, holders party to the Registration Rights Agreement will have piggyback registration rights.

Unaudited Consolidated Financial Information

The following information includes an unaudited consolidated income statement and balance sheet for the fiscal year ended December 31, 2009, and the following year end projections: consolidated income statements, projections and cash flow projections for fiscal years ending December 31, 2010, through December 31, 2014, and consolidated balance sheet projections for fiscal years ending December 31, 2010, through December 31, 2014 (collectively, the “Year End Projections”). Also included are preliminary unaudited results including revenue, bookings, adjusted EBITDA and cash position for the fiscal quarter ended March 31, 2010 (the “First Quarter Preliminary Results”) and estimated results including revenue, bookings, adjusted EBITDA and cash position for the fiscal quarter ended June 30, 2010 as set forth in the section “Reorganized Holdings Information – Recent Operating Results and Liquidity” (“Second Quarter Estimates” and, together with the First Quarter Preliminary Results, the Year End Projections and estimated cash on emergence form Chapter 11 the “Projections”).

The Projections should not be used for investment purposes. The Projections contain information different from that required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that information might not be indicative of the Company’s financial condition or operating results that would be reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act. The Projections were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Projections for the periods presented are not necessarily indicative of results to be expected in any given comparable period. The pro forma financial information is provided for informational purposes only, and is not intended to be a pro forma presentation under Article 11 of Regulation S-X. The Projections do not purport to present the Company’s financial condition in accordance with accounting principles generally accepted in the United States. The Company’s independent accounts have not examined, compiled or otherwise applied procedures to the Projections and, accordingly, do not express an opinion or any other form of assurance with respect to the Projections. The Projections were prepared for internal use, budgeting and financial planning and other management decisions and are subjective in many respects. The Projections reflect numerous assumptions made by management of the Company with respect to financial condition, business and industry performance, general economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove to be accurate. Results set forth in the Projections should not be viewed as indicative of future results. It is expected that there will be differences between actual and projected results, and the differences may be material. The inclusion of Projections herein should not be regarded as an indication that the Company or its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the Projections, and none of them undertakes any obligation to publicly update the projections to reflect circumstances existing after the date when the Projections were made or to reflect the occurrence of future events, in the event that any or all of the assumptions underlying the Projections are shown to be in error.

Pro Forma Financial Projections

1. Responsibility For and Purpose of the Projections.

The Projections include the expected financial results of the Debtors, as well as the expected financial results of Reorganized Holdings’ wholly-owned subsidiaries which are not Debtors and are not involved in the Chapter 11 Cases. The Projections were prepared by the Company in good faith using assumptions believed to be reasonable. A significant number of assumptions concerning the operations of the business after emergence from Chapter 11 were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed. Further, and notwithstanding the uncertainty inherent in bankruptcy, these projections do not contemplate any negative impact on the business arising from the Plan. Any future changes in these conditions, including a delay in the consummation of the Plan, may materially impact the ability of the Company to achieve the financial results set forth in the Projections. In addition, the Projections have been prepared on the basis that a debt restructuring will occur and the current principal debt balance of $210.0 million owed on the Senior Notes will be replaced with New Senior Secured Notes in a principal amount of $110.0 million. Pursuant to the Plan, the amount of New Senior Secured Notes to be issued depends on numerous factors set forth in the Plan. The $110 million principal amount of New Senior Secured Notes is the maximum amount of debt contemplated to be issued under the Plan and is therefore deemed to be a conservative assumption. Additionally, these Projections assume that the GSI UK Note in the amount of £12.5 million (or approximately $17.8 million based on May 20, 2010 exchange rate) is fully reinstated.

2. Inherent Uncertainty of the Projections.

The Projections should be read in conjunction with the assumptions and qualifications set forth herein, the footnotes included in the Projections and the Debtors’ historical consolidated financial information (including the notes and schedules thereto). The Projections cover the operations of the Company through 2014. The Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Company; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; general business and economic conditions; competition; retention of key management and other key employees; absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Company, and some or all of which may not materialize.

Additionally, to the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. Although the Projections are presented with numerical specificity and are based on reasonable expectations developed by the Company’s management, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Company. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections. Such variations may be material and may increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The projected financial information contained herein should not be regarded as a representation or warranty by the Company, the Company’s advisors, or any other person that the Projections can or will be achieved.

The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view toward compliance with published guidelines of the SEC regarding projections or forecasts. When an entity emerges from Chapter 11, the emerging entity is a new legal entity. The new legal form of the emerging entity does not, however, dictate the accounting treatment as either a new or continuing entity. The Company may qualify for fresh start accounting. Fresh start accounting represents a change in the historical book basis of the assets and liabilities of the reconstituted entities if the reorganization value of the assets is less than the post-petition liabilities and allowed claims, and if the pre-petition shareholders lose control of the reconstituted entity by receiving less than 50% of the voting shares of the emerging entity. If either condition is not met, a new reporting entity is not created for accounting purposes and fresh start accounting is not applicable. The Consolidated Balance Sheet included in the Projections does not reflect fresh start accounting due to the inherent uncertainty of the accounting entries that would be required. Therefore, final entries deemed necessary by the Company’s independent public accountants could cause the ultimate audited balance sheet to differ significantly from that reflected in the Projections. However, any required entries for fresh start accounting are not expected to impact cash balances significantly. Moreover, the Projections have not been audited, reviewed or compiled by the Company’s independent public accountants.

3. Special Note Regarding Forward Looking Statements.

Statements contained in this Current Report on Form 8-K and incorporated by reference herein, including the Projections, may be considered “forward looking statements” within the meaning of federal securities law. See “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS”.

Notes to the Consolidated Financial Statement Projections

The Company developed the Projections contained herein based on the following assumptions, among others:

(a)	The Projections assume emergence from the Chapter 11 Cases with a confirmed Plan on July 31, 2010.

(b)	Restatement of Previously Issued Consolidated Financial Statements. Between December 4, 2008 and August 31, 2008, Holdings filed Current Reports on Form 8-K with the SEC that disclosed, among other things, that Holdings had identified errors related to incorrect timing in the recognition of revenue from transactions in its Semiconductor Systems and Precision Technology business segments and that its previously issued interim and annual historical financial statements for 2008, 2007 and 2006 should not be relied upon. The majority of the errors related to multiple-element arrangements for which objective and reliable evidence of fair value did not exist for one or more of the undelivered elements. Holdings has filed the restatements of its previously issued interim and annual financial statements for fiscal years 2006, 2007 and 2008 (the “Restatements”). The Projections do not reflect the impact of these Restatements.

(c)	Asset Impairment Charge. As a result of the decline in the Company’s businesses during the second half of 2008, Holdings initiated an evaluation of the carrying value of its goodwill, intangible assets and fixed assets and determined that those assets had been impaired. At the time of the preparation of the Projections, the Company expected to record an impairment charge in the range of $205 million to $220 million in the fourth quarter of 2008. The Projections reflect an unaudited estimated impact of the asset impairment of $217 million.

(d)	General Economic and Market Conditions. The Projections were prepared assuming that economic conditions in the markets served by the Company improve over the next five years from current economic conditions.

(e)	Revenue. Revenue is based on the Company’s view as of February 2010 of its ability to leverage its position in the markets it serves and the recovery and performance of those markets through 2014.

(f)	Cost of Goods Sold. Cost of goods sold includes variable costs and fixed manufacturing expenses associated with product manufacturing such as direct materials, direct labor, inventory provisions, warranties and overhead. The Projections assume gross margins increase from 38.2% (2009) to 43.7% (2014) as the Company realizes the benefit of increased revenues and the careful management of fixed costs.

(g)	Operating Expenses. Operating expenses (“Opex”) include, but are not limited to, expenses such as sales and marketing, research and development, general and administrative expenses, depreciation of fixed assets and amortization of intangible assets. Opex excludes costs incurred in connection with the preparation and filing of the Plan, the review and investigation of revenue transactions examined in connection with restatement of the Company’s previously issued financial statements and other non-recurring expenses. Opex is projected to increase from approximately $96.9 million (2009) to approximately $115.3 million (2014), a compounded annual growth rate of 3.5%, as the Company expects to leverage the cost structure to maximize profitability.

(h)	Capital Expenditures. The Projections include capital expenditures as estimated by the Company. Overall, projected annual capital expenditures as a percentage of revenues range from a low of 0.7% in 2009 to a high 1.6% in 2011 during the period covered by the Projections.

(i)	Sale of Auction Rate Securities. The Plan assumes selling the Company’s auction rate securities with a face value of $13 million for $11.5 million in 2010. As part of this assumption, in the first quarter of 2010 auction rate securities with face value of $3 million were sold for net proceeds of $2.7 million. The remaining auction rate securities were sold in the second quarter of 2010 for proceeds of $8.7 million, net of commissions.

(j)	Cash Payment on Senior Notes. In accordance with the Plan, the Projections reflect a $10 million cash payment to the holders of the Senior Notes.

(k)	New Senior Secured Notes. Pursuant to the Plan, the amount of New Senior Secured Notes to be issued to holders of the Senior Notes depends on a number of factors set forth in the Plan. The Projections assume that the maximum amount of New Senior Secured Notes contemplated by the Plan (or $110 million) is issued to holders of the Senior Notes. These New Senior Secured Notes mature in 2014. GSI, as reorganized following emergence from the Chapter 11 Cases (“Reorganized GSI”), has the option to pay interest on the New Senior Secured Notes at either 12.25% per annum in cash, or 13.0% paid in kind, depending on the Fixed Charge Coverage Ratio (as defined in the indenture governing the New Senior Secured Notes (the “New Indenture”)). In addition, the New Senior Secured Notes provide that an additional 2% interest paid in kind becomes payable if, among other reasons, the New Common Shares are not listed on an eligible market. The Projections assume Reorganized GSI pays cash interest throughout the post emergence period. The New Senior Secured Notes will be secured by a first priority lien on 66 2/3% of the capital stock of Reorganized Holdings’ direct and indirect foreign subsidiaries, substantially all the other assets of Reorganized Holdings, Reorganized GSI and certain of the Subsidiary Guarantors (as defined in the New Indenture). In addition, payment of interest and principal on the New Senior Secured Notes will be guaranteed by Reorganized Holdings and the Subsidiary Guarantors. The Projections assume that the GSI UK Note in the amount of £12.5 million (or approximately $17.8 million based on May 20, 2010 exchange rate) is fully reinstated. Since GSI Group Limited is a wholly owned subsidiary of GSI Group Corporation, any payment of interest on the GSI UK Note is intercompany and is not reflected as an expense or cash disbursement in the Projections as it is eliminated in consolidation.

(l)	Interest Expense. Interest expense for 2010 represents $13.5 million in post-petition interest accrued in 2010 during the pendency of the Chapter 11 Cases through an estimated Effective Date of July 31, 2010, plus $6.5 million in post restructuring interest associated with the New Senior Secured Notes issued upon the Debtors’ emergence from Chapter 11. The Projections assume cash payment of interest on the New Senior Secured Notes at 12.25% per annum through maturity. In addition, the Projections assume that the New Common Shares are not listed on an eligible market upon emergence. Therefore, the additional 2% interest paid in kind is assumed through the end of 2010 at which time, it is anticipated that the New Common Shares will be re-listed on an eligible market. In addition to accruing interest as mentioned above, the Projections reflect payment of accrued pre-petition interest on the Senior Notes at the Effective Date of approximately $6.0 million plus payment of approximately $2.6 million of post petition interest accrued at the end of 2009.

(m)	Non Recurring Expenses. Non-recurring expenses represent one-time expenses and include costs incurred in connection with the preparation and bankruptcy filing of the Plan, administration of the bankruptcy, confirming the Plan, debt restructuring costs, the review and investigation of revenue transactions examined in connection with restatement of the Company’s previously issued financial statements and other non-recurring expenses. These costs are reflected in the Projections as a line-item expense in 2010. Final accounting of these costs will ultimately be dependent on the review of the transaction by the Company’s public accountants and treatment may differ from how these costs are reflected in the Projections.

(n)	Income Taxes. The Projections assume that the Company will have future cash income tax liability of $24.3 million over the period covered by the Projections. These estimates were prepared based on certain assumptions for the Restatements, foreign subsidiary operations, differences in book and taxable income, utilization of NOL and section 163J carry-forward amounts as well as other assumptions. Final audited restated results and preparation final tax returns could result in actual tax liability being significantly different than those reflected in these Projections.

(o)	Tax Refunds. The Projections assume that the Company will receive tax refunds totaling $15.5 million over the period covered by the Projections. These amounts are based on estimates prepared by the Company and reflect assumptions regarding amounts of Restatements and final outcomes of audits on various amended tax returns. Final audits of restated results and outcomes of audits on amended tax returns could cause the actual refunds to differ significantly from those reflected in the Projections.

(p)	Principal Payments on New Senior Secured Notes. Though not required under the terms of the New Senior Secured Notes, the Projections assume any cash balances in excess of approximately $50 million are used to pre-pay outstanding principal of the New Senior Secured Notes.

(q)	Maturity of New Senior Secured Notes. Under the Plan, the maturity date of the New Senior Secured Notes is four years from date of issuance. Assuming an Effective Date of July 31, 2010, the maturity date would be July 31, 2014. As a result of the projected voluntary principal payments, the projected principal balance of the New Senior Secured Notes would be $58.9 million at December 31, 2013. For purposes of presentation, the Projections assume that balance is paid down another $33 million in the annual period of 2014. Although the Projections do not anticipate the outstanding balance to be paid by maturity, the balance will be sufficiently low to be readily re-financed based on the projected earnings and debt coverage.

(r)	Working Capital Facility. The Projections do not reflect the impact of any working capital facility that the Company may obtain.

GSI Group Inc.

Consolidated Balance Sheet Projections

Unaudited - Before Restatement

(in thousands)	Unaudited 2009	Projected
		2010	2011	2012	2013	2014
ASSETS
Current Assets
Cash and cash equivalents	$63,339	$23,439	$44,311	$52,454	$51,521	$51,747
Accounts Receivable, Net of Allowances	48,870	53,866	59,380	61,149	61,108	64,450
Income Tax Receivable	12,317	10,858	5,858	(3,142)	(3,142)	(3,142)
Inventories	64,034	69,976	73,080	70,963	71,189	71,683
Deferred Tax Asset	11,155	11,155	11,155	11,155	11,155	11,155
Other Current Assets	4,871	4,871	4,871	4,871	4,871	4,871

Total Current Assets	204,586	174,165	198,656	197,450	196,702	200,765

PP&E	48,557	44,999	43,190	44,247	43,645	41,223
Deferred Tax Asset	15,997	15,997	15,997	15,997	15,997	15,997
Other Assets	6,452	1,630	1,630	1,630	1,630	1,630
Long-term Investments	11,503	21	21	21	21	21
Net Intangibles and Goodwill	99,574	91,251	83,889	78,011	72,133	66,342

Total Assets	$386,668	$328,062	$343,382	$337,356	$330,128	$325,977

LIABILITIES & STOCKHOLDER EQUITY
Current Liabilities
Accounts Payable	$15,986	$19,081	$21,767	$22,644	$22,544	$23,309
Accrued Expenses	33,241	24,502	24,502	24,502	24,501	24,501

Total Current Liabilities	49,226	43,583	46,269	47,146	47,045	47,809

Long Term Debt	188,967	110,917	110,917	85,917	58,917	25,917
Deferred Tax Liabilities	59,423	59,423	59,423	59,423	59,423	59,423
Other Long Term Liabilities	10,565	10,565	10,565	10,565	10,565	10,565

Total Liabilities	308,182	224,489	227,175	203,051	175,951	143,715

Total Stockholders’ Equity	78,486	103,573	116,207	134,304	154,177	182,263

Total Liabilities and Stockholders’ Equity	$386,668	$328,062	$343,382	$337,356	$330,128	$325,977

See Accompanying Notes to the Consolidated Financial Statement Projections

GSI Group Inc.

Consolidated Income Statement Projections

Unaudited - Before Restatement

(in thousands)	Unaudited 2009	Projected
		2010	2011	2012	2013	2014
Sales	$228,050	$284,221	$326,791	$342,350	$342,252	$357,564

Cost of Sales	140,834	165,186	186,230	193,724	194,479	201,469

Gross Margin	87,216	119,035	140,562	148,626	147,773	156,095
% of Revenue	38.2%	41.9%	43.0%	43.4%	43.2%	43.7%

Operating Expenses:
Research and Development	27,070	29,665	31,157	32,431	32,944	34,014
Sales and Marketing	31,690	35,246	36,786	38,258	39,593	40,307
General and Administrative	28,525	32,066	33,758	35,732	34,218	35,192
Amortization of Intangibles	9,596	8,323	7,362	5,878	5,878	5,791

Total Operating Expenses	96,881	105,299	109,063	112,299	112,632	115,304

Adjusted Operating Income	(9,665)	13,735	31,499	36,328	35,141	40,790

Add-backs:
SFAS 123R	2,144	0	0	0	0	0
Amortization of intangibles	9,596	8,323	7,362	5,878	5,878	5,791
Depreciation	8,669	6,875	6,875	6,875	5,675	5,675

Adjusted EBITDA	10,744	28,933	45,736	49,080	46,693	52,257

Non-Recurring:
Restructuring / Investigation / Restatement Costs	29,293	33,236	0	0	0	943

Operating Profit	(38,958)	(19,500)	31,499	36,328	35,141	39,848

Other (Income) / Expense:
Interest and Other (Income) / Expense	(1,983)	(75)	0	0	0	0
Interest Expense	25,105	20,017	13,531	12,000	8,815	5,140

Income Before Taxes	(62,080)	(39,443)	17,967	24,328	26,326	34,708

Tax Expense / (Benefit)	328	(385)	5,333	6,231	6,453	6,623

Net Income / (Loss)	$(62,408)	$(39,058)	$12,634	$18,097	$19,873	$28,085

See Accompanying Notes to the Consolidated Financial Statement Projections

GSI Group Inc.

Consolidated Cash Flow Projections

Unaudited – Before Restatement

(in thousands)	Projected
	2010	2011	2012	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income / (Loss)	$(39,058)	$12,634	$18,097	$19,873	$28,085

Adjustments to Reconcile Net Income / (Loss) to Net Cash Flow from Operations:
Depreciation & Amortization	15,198	14,237	12,753	11,553	11,466

Changes in Assets and Liabilities:
Accounts Receivable	(4,996)	(5,514)	(1,769)	41	(3,342)
Inventory	(5,942)	(3,104)	2,117	(226)	(495)
Income Tax Receivable	1,458	5,000	9,000	0	0
Accounts Payable	3,096	2,686	877	(100)	765
Accrued Expenses	(7,822)	0	0	0	0

Net Cash Provided / (Used) by Operating Activities	(38,065)	25,939	41,075	31,140	36,479

CASH FLOWS FROM INVESTING ACTIVITIES
Property, Plant and Equipment	(3,317)	(5,067)	(4,432)	(5,073)	(3,253)
Leasehold Improvements	0	0	(3,500)	0	0
Proceeds from Sale of Auction Rate Securities	11,482	0	0	0	0

Net Cash Provided / (Used) by Investing Activities	8,165	(5,067)	(7,932)	(5,073)	(3,253)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Paydown of Pre-petition Notes	(10,000)	0	0	0	0
Principal Payments on Long-term Debt	0	0	(25,000)	(27,000)	(33,000)

Net Cash Provided / (Used) by Financing Activities	(10,000)	0	(25,000)	(27,000)	(33,000)

Net Increase / (Decrease) in Cash	(39,900)	20,872	8,143	(933)	226

Cash & Cash Equivalents Beginning of Year	63,339	23,439	44,311	52,454	51,521

Cash & Cash Equivalents End of Year	$23,439	$44,311	$52,454	$51,520	$51,747

See Accompanying Notes to the Consolidated Financial Statement Projections

Risk Factors

In addition to the other information set forth herein, the following factors could materially affect our business, financial condition or results of operations. The risks described below are not the only risks we are facing and should be read in conjunction with the Risk Factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on April 13, 2010. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially affect our business, financial condition or results of operations.

Risks Relating to Bankruptcy

We are subject to the risks and uncertainties associated with bankruptcy proceedings as a result of our filing for reorganization under Chapter 11 of the Bankruptcy Code on November 20, 2009.

On November 20, 2009, we filed voluntary petitions with the Court to reorganize certain of our corporate entities under the Bankruptcy Code. This filing was made by our parent organization and two subsidiaries. We have continued to operate our business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. Although the Plan has been confirmed by the Bankruptcy Court, there can be no assurance that all conditions precedent to implementation of the Plan will be satisfied or when, if ever, such satisfaction will occur. Failure to satisfy such conditions to implementation may result in lengthier Chapter 11 proceedings as we attempt to negotiate and implement an alternative plan of reorganization.

For the remainder of the Chapter 11 Cases, our operations will continue to be subject to the risks and uncertainties generally associated with operating in bankruptcy which include, among other things:

•

the relationships between us and our customers, employees, vendors, strategic partners and others may be negatively affected by the Chapter 11 Cases, including risks that our customers will be less likely to purchase our services, that our employees will seek out other opportunities or lack proper motivation to fulfill their commitments and that vendors and strategic partners could terminate their relationships with us or require financial assurances or enhanced performance to continue their business relationships with us, which may be unduly burdensome on our business and operations;

•	the actions and decisions of our creditors and other third parties with interests in our Chapter 11 Cases may be inconsistent with our plans;

•

objections to or limitations on our ability to obtain Court approval with respect to motions in the Chapter 11 Cases that we may seek from time to time or potential adverse decisions by the Court with respect to such motions;

•	our ability to obtain and maintain commercially reasonable terms with vendors, strategic partners and service providers;

•	our ability to obtain and maintain contracts that are critical to our operations;

•	our ability to retain customers; and

•	our ability to retain and motivate our management team and other key employees.

These risks and uncertainties could disrupt our business, adversely affect our relationships with customers, vendors, strategic partners or employees, or otherwise adversely affect our results of operations and financial condition. However, the ultimate impact of events that occur during these proceedings will have on our business, financial condition and results of operations, if any, cannot be accurately predicted or quantified.

Our ability to continue as a going concern imposes significant risks to our operations.

Our auditors have determined that there is substantial doubt as to our ability to continue as a going concern, as set forth in the explanatory paragraph contained in the audit report on our 2008 financial statements of our independent registered public accounting firm which is a part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Due to such stated concern and the uncertainties inherent in consummating a Chapter 11 plan, our customers may become more reluctant to enter into arrangements with us.

If the Plan is not consummated, we will continue to have a significant amount of debt which has been accelerated as a result of the Chapter 11 proceedings and could adversely affect our future business, financial condition, results of operations and our ability to meet our payment obligations under our outstanding liabilities.

We currently have $210.0 million principal balance of debt related to our Senior Notes, the payment of which has been accelerated as a result of the Chapter 11 proceedings. The Company’s obligation to repay the Senior Notes has been stayed during the bankruptcy proceedings. Our Plan proposes, that upon emergence from Chapter 11 under the Plan, Holdings’ total debt will include $90 million to $110 million in the form of the New Senior Secured Notes (depending on the rate of participation in the Rights Offering), £12.5 million in the form of the GSI UK Note, as well as other intercompany notes in the case such notes are reinstated, and up to $20 million in the form of a working capital facility if such facility is obtained by Reorganized Holdings. There can be no assurance that the Plan will be consummated. Even if the Plan is consummated, we would emerge from the Chapter 11 proceedings with more than $100 million of indebtedness, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our outstanding liabilities. This level of debt could have significant consequences on our future operations, including:

•	Making it more difficult for us to meet our payment and other obligations under our outstanding debt;

•

Possibly resulting in an event of default if we fail to comply with the covenants contained in the indenture governing the New Senior Secured Notes, which event of default could result in all amounts thereunder becoming immediately due and payable;

•

Reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	Limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	Placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under our outstanding liabilities.

We are pursuing a working capital credit facility and may require additional capital to reduce our vulnerability to economic downturns and position us to adequately respond to business challenges or opportunities, and this capital may not be available on acceptable terms or at all.

Upon emergence from Chapter 11 under the Plan, we expect Reorganized Holdings’ preliminary and unaudited cash and cash equivalents to be approximately $35 million after satisfying anticipated requirements for cash and expense payments in connection with consummation of the Plan. We are pursuing commitments for a working capital credit facility for up to $20 million, which would be effective on or after our emergence from Chapter 11. The consent of the holders of a majority of the New Senior Secured Notes outstanding would be necessary for our entry into such working capital facility. We may have difficulty obtaining such consent, if at all. We cannot provide assurances that we will be able to obtain a working capital facility on terms acceptable to us, if at all.

If we should fail to obtain a working capital facility on terms satisfactory to us, we may not have sufficient operating capital. Without sufficient operating capital, our business, results of operations and financial position would be extremely vulnerable to disruptions or downturns in the economy. In addition, we may be unable to adequately respond to business challenges or opportunities that may arise, including but not limited to the need to develop new products or enhance our existing products, maintaining or expanding research and development projects, the need to build inventory or invest other cash to support business growth and opportunities to acquire complementary businesses and technologies.

We also may need to engage in equity financings to obtain additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of the holders of our New Common Shares. Further, pursuant to the Plan, our New Senior Secured Notes restrict our ability to obtain additional debt financing. Any working capital financing obtained by us in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited. In addition, the terms of any additional equity or debt issuances may adversely affect the value and price of our New Common Shares.

Due to the prevailing global economic conditions that largely began in 2008, many businesses do not have access to the capital markets on acceptable terms. In addition, as a result of this global credit market crisis, conditions for acquisition activities have become very difficult as tight global credit conditions have adversely affected the ability of potential buyers to finance acquisitions. Although these conditions have not immediately affected our current plans, these adverse conditions are not likely to improve significantly in the near future and could have a negative impact on our ability to execute on future strategic activities.

The pursuit of the Chapter 11 has consumed and will continue to consume a substantial portion of the time and attention of our management.

The requirements of the Chapter 11 Cases have consumed, and will continue to consume, a substantial portion of our management’s time and attention and leave them with less time to devote to the operations of our business. This diversion of management’s attention may have a material adverse effect on the conduct of our business, and, as a result, on our financial condition and results of operations, particularly if the Chapter 11 Cases continue for a protracted period.

We may experience increased levels of employee attrition due to the Chapter 11 Cases.

Because of the Chapter 11 Cases, our employees are facing considerable distractions and uncertainty. In addition, due to the global economic environment, we have conducted reductions of our workforce during 2008 and 2009. A loss of key personnel or a substantial reduction in our workforce or material erosion of employee morale could have a material adverse effect on our business, particularly if the Chapter 11 Cases are protracted. Our ability to motivate and retain key employees is restricted by provisions of the Bankruptcy Code, which limit or prevent our ability to implement a retention program or take other measures intended to motivate key employees to remain with us throughout the pendency of the Chapter 11 Cases without Court approval. If the economy continues to improve and the demand for qualified personnel increases, the Company may be at a greater competitive disadvantage due to these limitations. The loss of the services of certain members of our senior management could impair our ability to execute our strategy and, as a result, could have a material adverse effect on our results of operations and financial condition.

We could be subject to claims made after the date that we filed for bankruptcy and other claims that are not discharged in the Chapter 11 Cases, which could have a material adverse effect on our results of operations and financial condition.

We are currently subject to claims in various legal proceedings and may become subject to other legal proceedings in the future. Although we will seek to satisfy and discharge all claims made against us prior to the date of the bankruptcy filing (which claims are generally stayed during the Chapter 11 Cases), we may not be successful in doing so. Any claims arising after the date of our bankruptcy filing, and possibly certain other claims that arose prior to the filing, may not be subject to discharge in the Chapter 11 Cases. The outcome of each of these claims, including our ability to have such claims satisfied and discharged in the Chapter 11 Cases, cannot, at this time, be determined, nor can the liability that may potentially result from a negative outcome be reasonably estimated presently for every case. The liability that we may ultimately incur with respect to any of these claims (in the event of a negative outcome) may be in excess of amounts that have currently been accrued with respect to such claims and, as a result, may have a material adverse effect on our results of operations and financial condition.

Risks that Relate to our Review of Historic Revenue Transactions, Restatement of Historic Consolidated Financial Statements and Control Procedures

The matters relating to the review of our accounting practices and the recent restatement of our historical consolidated financial statements, including pending litigation, could have a material adverse effect on us.

In connection with the closing of our financial statements for the quarter ended September 26, 2008, we discovered errors in the timing of revenue recognition of certain sales transactions in our Semiconductor Systems Segment. As a result of discovering these revenue recognition errors, we undertook a review of sales transactions in our Semiconductor Systems Segment and Precision Technology Segment for fiscal years 2006, 2007 and 2008. As a result of this review, we announced that the previously issued financial statements contained in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 28, 2008 and June 27, 2008 and Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and December 31, 2006 should no longer be relied upon. Additionally, we undertook a review of sales transactions in our Semiconductors Systems Segment and Precision Technology Segment during years 2004 and 2005, which we subsequently restated as reflected in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These efforts resulted in the delay of the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as our Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2008, April 3, 2009, July 3, 2009, October 2, 2009 and April 2, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 to correct the errors and prepare restated historical consolidated financial statements. Such reviews are collectively referred to as the “Revenue Review.” The Revenue Review and the resulting restatements have required us to incur substantial expenses for legal, accounting, tax and other professional services and have diverted our management’s attention from our business and could in the future adversely affect our business, financial condition, results of operations and cash flows.

The restatement of our prior financial statements has also exposed us to litigation. In December 2008, a shareholder class action complaint was filed in the United States District Court for the District of Massachusetts against us and two former officers. That complaint asserts claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to the restatement of our financial results for 2006, 2007, and the first two quarters of 2008. The complaint alleges that we issued a series of false or misleading statements to the market concerning our revenues, earnings, and financial condition. The plaintiffs contend that such statements caused our stock price to be artificially inflated and seek unspecified damages. In May 2010, we reached an agreement in principle to settle the litigation subject to confirmatory discovery and approval of the court.

The SEC has initiated a formal investigation relating to the review of our accounting practices and the restatement of our historical consolidated financial statements which could have a material adverse impact on us.

In addition to the litigation prompted by our restatement, we received a notice from the SEC indicating that the SEC is conducting a formal investigation relating to our historical accounting practices and the restatement of our historical consolidated financial statements. We are cooperating fully with the SEC investigation. The conduct and resolution of the SEC investigation and related matters could be time-consuming, expensive and distracting to the conduct of our business. In the event that the investigation results in an adversarial action or proceeding being brought against us, or any of our current or former officers or directors, our business (including our ability to complete financing transactions), and the trading price of our securities, may be adversely impacted. Additionally, if the SEC investigation continues for a prolonged period of time, it may have the same impact regardless of the ultimate outcome of the investigation. In the event of an adverse judgment in any action or proceeding, we may be required to pay damages or penalties, or other remedies may be imposed upon us, which could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Additionally, while we believe we have made appropriate judgments in determining the correct reporting periods for restated revenues, the SEC may disagree with the manner in which we have accounted for and reported, or not reported, the financial impact. Accordingly, there is a risk we may have to further restate our historical financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

Our Audit Committee, management and independent auditors have identified material weaknesses in our internal controls, and we may be unable to develop, implement and maintain appropriate controls in future periods.

In connection with the review and restatement of our financial statements, our Audit Committee, management team and independent registered public accounting firm identified certain weaknesses in our internal controls that have been considered to be material weaknesses and significant deficiencies. Specifically, our material weaknesses include: inadequate and ineffective controls over the financial statement close process; inadequate and ineffective controls over the accounting for revenue recognition; inadequate and ineffective controls over the accounting for income taxes; and, inadequate and ineffective controls over the evaluation process for the impairment assessment for goodwill, intangible assets and other long-lived assets. Prior to the remediation of these material weaknesses, there remains risk that the transitional controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require a restatement.

We are currently designing and implementing a new environment of procedures and controls intended to address the material weaknesses described above. While this design and implementation phase is underway, we are relying on extensive manual procedures, including the significant utilization of outside accounting professionals, to assist us with meeting the objectives otherwise fulfilled by an effective controls environment. We note that a system of procedures and controls, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all systems of procedures and controls, no evaluation can provide absolute assurance that all control issues including instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, procedures and controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override. The design of any system of procedures and controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our systems of procedures and controls, as we further develop and enhance them, may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective system of procedures and controls, misstatements due to error or fraud may occur and not be detected and could be material and require a restatement of our financial statements.

If we are unable to maintain appropriate internal controls, we may not have adequate, accurate or timely financial information, and we may be unable to meet our reporting obligations or comply with the requirements of the SEC or the Sarbanes-Oxley Act of 2002, which could result in the imposition of sanctions, including the inability of registered broker dealers to make a market in our common shares, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our securities. Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

Risks Relating to Noncompliance with NASDAQ and SEC Requirements

NASDAQ has made a delisting determination with respect to our common shares, we are not presently in compliance with all applicable continued listing requirements or standards of the NASDAQ Global Select Market, and we are not listed on any other national securities exchange. It will likely be more difficult for shareholders to sell our common shares or to obtain accurate quotations of the share price of our common shares.

As a result of our failure to timely file certain of our periodic reports with the SEC, on November 3, 2009, we received a delisting determination from The NASDAQ Stock Market (“NASDAQ”) and were also notified that trading in our common shares would be suspended effective on November 5, 2009. Although we timely appealed the determination of the NASDAQ Hearings Panel (the “Panel”) to the NASDAQ Listing and Hearing Review Council (the “Listing Council”), on January 15, 2010, the Listing Council notified the Company that it affirmed the Panel’s decision to delist the Company’s securities. On March 15, 2010, the Company received notification from the Board of Directors of The NASDAQ Stock Market LLC (the “NASDAQ Board”) that it has declined to call for review the January 15, 2010 decision of the Listing Council. Accordingly, pursuant to Listing Rule 5825, the Listing Council’s decision represents the final decision of NASDAQ. In accordance with Listing Rule 5830 and Rule 12d2-2 under the Exchange Act, NASDAQ filed an application on Form 25 with the SEC on April 5, 2010, to delist the Company’s securities from NASDAQ. The Company’s securities were delisted on April 15, 2010.

In addition to our failure to timely file required periodic reports, we are not in compliance with certain other continued listing requirements of NASDAQ. For example, the NASDAQ rules require that, among other things, we maintain a minimum bid price of at least $1 per share. On September 16, 2009, we were notified by NASDAQ that the closing bid price per share of our common shares had been below $1 per share for thirty consecutive business days and, in accordance with applicable NASDAQ rules, we were given an exception until March 15, 2010 to regain compliance with the minimum bid price standard. The NASDAQ rules also require that we hold an annual shareholders meeting within twelve months of our fiscal year end. In connection with our previously mentioned appeal to the Listing Council, we notified NASDAQ that we were unable to hold an annual shareholders meeting in fiscal year 2009, as required, although we recently announced that a meeting date in September 2010 will be set for the Company’s next annual shareholders meeting. In addition, the NASDAQ rules provide that NASDAQ has discretion to suspend or terminate the listing of a company that files for protection under the Bankruptcy Code. Each of the foregoing may have contributed to the Listing Council’s decision to affirm the Panel’s decision to delist our common shares. As a result of the NASDAQ delisting determination, the Company’s common shares are currently quoted on the Pink OTC Markets Inc., continuing under the trading symbol “GSIGQ.” Stocks trading on the over-the-counter market are typically less liquid than stocks that trade on a national securities exchange. Trading on the over-the-counter market may also negatively impact the trading price of our common shares. In addition, the liquidity of our common shares may be impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our Company. Shareholders may find it difficult to resell their shares of the New Common Shares due to the delisting proceedings. The delisting of our common shares from NASDAQ may also result in other negative implications, including the potential loss of confidence by customers, strategic partners and employees, and loss of institutional investor interest in our common shares.

We recently discovered that we have inadvertently failed to file with the SEC a registration statement relating to securities issued under our 2006 Plan. As a result, we may have engaged in multiple issuances of duly authorized but unregistered securities and we may be subject to enforcement proceedings, fines, sanctions and/or penalties.

It has come to our attention that between March 2007 and March 2010, we inadvertently issued unregistered shares to fifty-two employees and directors under our 2006 Plan in an amount of approximately 773,037 common shares with a total fair market value at the date of issuance of approximately $3.9 million. These securities were also issued without an appropriate restrictive legend.

Although we believed that we and our counsel at the time had filed the appropriate registration statement on Form S-8, it came to our attention during the preparation of the Annual Report on Form 10-K for the year ended December 31, 2008 that a registration statement on Form S-8 or other appropriate form had not been filed and the issuances were not made pursuant to a valid exemption from the applicable federal and state securities laws. Accordingly, it may be determined that such issuances were not exempt from registration or qualification under federal and state securities laws, and we did not obtain the required registrations or qualifications. As a result, we may be subject to, enforcement proceedings, fines, sanctions and/or penalties.

We may be unable to timely file certain periodic reports with the SEC.

We did not timely file with the SEC our Annual Report on Form 10-K for the year ended December 31, 2008 or our Quarterly Report on Form 10-Q for the quarter ended September 26, 2008; and have yet to file our Annual Report on Form 10-K for the year ended December 31, 2009; nor our Quarterly Reports on Form 10-Q for each of the quarters ended April 3, 2009, July 3, 2009, October 2, 2009 and April 2, 2010. We may continue to be unable to timely file our annual and quarterly periodic reports with the SEC in the future. Our financial team is too small for a company of our size. We may require substantial time to identify, incent and hire qualified personnel to augment our financial team. In addition, as a result of acquisitions completed by us, we continue to be delayed in the preparation of our financial reports due to the ongoing integration of multiple financial reporting systems. Following the commencement of the Chapter 11 Cases, our management has been particularly strained by the considerable attention required for administering the Chapter 11 Cases. In addition, due to the continuing demands on management’s time and attention in connection with the Chapter 11 Cases, as well as any attrition that we may experience in the future, we cannot make any assurances as to whether or when we will be able to complete and file our periodic reports in the future.

Also as a result of our delayed filings with the SEC, we will be ineligible to register our securities on Form S-3 for sale by us or resale by others until one year from the date the last delinquent filing is made. We may use Form S-1 to raise capital or complete acquisitions, but doing so could increase transaction costs and adversely impact our ability to raise capital or complete acquisitions of other companies in a timely manner.

We may be unable to timely file certain periodic reports with the Canadian Securities Administrators (“CSA”).

We are a reporting issuer in each of the provinces of Canada but are, as of the date of this Rights Offering Packet, in default of certain continuous disclosure filing obligations in each of such jurisdictions. We did not timely file with the SEC our Annual Report on Form 10-K for the year ended December 31, 2008 or our Quarterly Report on Form 10-Q for the quarter ended September 26, 2008; and have yet to file our Annual Report on Form 10-K for the year ended December 31, 2009; nor our Quarterly Reports on Form 10-Q for each of the quarters ended April 3, 2009, July 3, 2009, October 2, 2009 and April 2, 2010 and similarly were unable to meet our reporting obligations with the CSA in a timely manner. As a result of our delayed filings with the CSA, we are also subject to certain management cease trade orders and an undertaking that restrict us and our senior officers from trading our securities until the required filings have been made or the management cease trades orders have been revoked. We may continue to be unable to timely file our annual and quarterly periodic reports with the CSA in the future.

Risks that are Derived from our Operations

The results of our operations could be adversely affected by economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity.

A large portion of our sales are dependent on the need for increased capacity or replacement of inefficient manufacturing processes, because of the capital-intensive nature of our customers’ businesses. These sales also tend to lag behind in an economic recovery longer than other businesses. There was a rapid softening of the economy and tightening of the financial markets in the second half of 2008 that continued into the first half of 2009. This slowing of the economy reduced the financial capacity of our customers and possibly our potential customers, thereby slowing spending on the products and services we provide. We have experienced improvement in 2010 but if such improvement is not sustainable or if a new general economic slowdown commences, we may not be able to meet anticipated revenue levels on a quarterly or annual basis. A severe and/or prolonged economic downturn or a negative or uncertain political climate could adversely affect our customers’ financial condition and the timing or levels of business activity of our customers and the industries we serve. This may reduce the demand for our products or depress pricing for our products and have a material adverse effect on our results of operations. Changes in global economic conditions could also shift demand to products or services for which we do not have competitive advantages, and this could negatively affect the amount of business that we are able to obtain. In addition, if we are unable to successfully anticipate changing economic and political conditions, we may be unable to effectively plan for and respond to those changes, and our business could be negatively affected.

Our business depends significantly upon capital expenditures which are subject to cyclical market fluctuations.

The semiconductor and electronics materials processing industries are cyclical and have historically experienced periods of oversupply, resulting in downturns in demand for capital equipment, including the products that we manufacture. The timing, length and severity of these cycles, and their impact on our business, are difficult to predict. Further, our order levels or results of operations for a given period may not be indicative of order levels or results of operations for subsequent periods. We cannot assure investors that demand for our products will increase or that demand will not decrease. For the foreseeable future, our operations will continue to depend upon industries that are subject to market cycles, which, in turn, could adversely affect the market for our products.

Cyclical variations may have the most pronounced effect on our Semiconductor Systems Segment, which concentrates in the semiconductor and electronics industries.

There is no assurance that we will not be impacted from future economic slowdowns as we have experienced in previous cyclical fluctuations or that the impact will be more or less significant compared to historical fluctuations.

Our business success depends upon our ability to respond to fluctuations in product demand.

If business declines, we may be required to reduce costs while at the same time maintaining the ability to motivate and retain key employees. We must also continually invest in research and development which may inhibit our ability to reduce costs in a down cycle. Additionally, long product lead-times create a risk that we may purchase or manufacture inventories of products that we are unable to sell. While we practice inventory management, we can offer no assurances that our efforts to mitigate this risk will be successful.

During a period of increasing demand and rapid growth, we must be able to increase manufacturing capacity quickly.

Our inability to quickly increase production in response to a surge in demand could prompt customers to look for alternative sources of supply or leave our customers without a supply, both of which events could harm our reputation and make it difficult for us to retain our existing customers or to obtain new customers.

The success of our business requires that we continually innovate.

Technology requirements in our markets are consistently advancing. We must continually introduce new products that meet evolving customer needs. Our ability to grow depends on the successful development, introduction and market acceptance of new or enhanced products that address our customer’s requirements. Developing new technology is a complex and uncertain process requiring us to accurately anticipate technological and market trends and meet those trends with responsive products. Additionally, this requires that we manage the transition from older products to minimize disruption in customer ordering patterns, avoid excess inventory and ensure adequate supplies of new products. Failed market acceptance of new products or problems associated with new product transitions could harm our business.

Delays in delivery of new products could have a negative impact on our business.

Our research and development efforts may not lead to the successful introduction of products within the time period our customers demand. Our competitors may introduce new or improved products, processes or technologies that make our current or proposed products obsolete or less competitive. We may encounter delays or problems in connection with our research and development efforts. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	the inability to manufacture products cost effectively;

•	difficulties in reallocating engineering resources and overcoming resource limitations;

•	changing market or competitive product requirements; and

•	unanticipated engineering complexities.

New products often take longer to develop, have fewer features than originally considered desirable and achieve higher cost targets than initially estimated. There may be delays in starting volume production of new products and/or new products may not be commercially successful.

Our reliance upon third party distribution channels subjects us to credit, inventory, business concentration and business failure risks beyond our control.

We sell products through resellers, distributors, original equipment manufacturers (“OEMs”) and system integrators. We sell certain lasers through a 50% owned Indian joint venture. The holder of the other 50% of the joint venture is not a related party. Selling products through third parties can subject us to credit and business risks. Our sales also depend upon the ability of our OEM customers to develop and sell systems that incorporate our products. Adverse economic conditions, large inventory positions, limited marketing resources and other factors influencing these OEM customers could have a substantial impact upon our financial results. We can not assure investors that our OEM customers will not experience financial or other difficulties that could adversely affect their operations and, in turn, our financial condition or results of operations.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

We sell a relatively small number of high revenue semiconductor systems within any period. These systems are complex and may have multiple elements for customer delivery including overall systems, spare parts, extended warranties, installation and training and may be subject to customer acceptance criteria. In certain transactions, we recognize all or a portion of revenue upon shipment provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collectability is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding the receipt or timing of customer acceptance. As a result, it is often difficult to project the timing of product revenue recognition. Consequently, our revenue and financial results could vary significantly from expectations in a particular quarter if anticipated orders from even a few customers are not received and fulfilled in time to satisfy customer obligations to the extent necessary to permit revenue to be recognized under generally accepted accounting principles. In addition, our product order backlog at the beginning of each quarter may not include all systems needed to achieve expected revenues for that quarter. Because we may build systems according to forecast, the absence of a significant backlog for an extended period of time could adversely affect financial results.

Customer order timing and other factors beyond our control may lead to an inability to meet our financial forecasts.

Changes in customer order timing and the existence of certain other factors beyond our control may lead to our inability to meet financial forecasts. Such factors include:

•	fluctuations in our customers’ businesses;

•	timing and recognition of revenues from customer orders;

•	timing and market acceptance of new products or enhancements introduced by us or our competitors;

•	availability of parts from our suppliers and the manufacturing capacity of our subcontractors;

•	timing and level of expenditures for sales, marketing and product development;

•	changes in the prices of our products or of our competitors’ products; and

•	fluctuations in exchange rates for foreign currency.

A large percentage of our sales come from products with high selling prices and significant lead times. We may receive several large orders in one quarter from a customer and then receive no orders from that customer in the next quarter. As a result, the timing and recognition of sales from customer orders can cause significant fluctuations in our operating results from quarter to quarter.

A delay in a shipment or failure to meet our revenue recognition criteria near the end of a reporting period due, for example, to rescheduling or cancellations by customers or to unexpected difficulties experienced by us, may cause sales in the period to fall significantly below expectations and may have materially adverse effects on our operations for that period. Our inability to adjust quickly enough could magnify the adverse effects of that revenue shortfall on our results of operations.

As a result of these factors, our results of operations for any quarter are not necessarily indicative of results to be expected in future periods. We believe that fluctuations in quarterly results may cause the market prices of our common shares to fluctuate, perhaps substantially.

Our director and officer liability insurance may not cover the Company’s exposure in the securities class action litigation.

As disclosed above, in December 2008, a shareholder class action complaint was filed in the United States District Court for the District of Massachusetts against us and two former officers. That complaint asserts claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act, relating to the restatement of our financial results for 2006, 2007, and the first two quarters of 2008. The complaint alleges that we issued a series of false or misleading statements to the market concerning our revenues, earnings, and financial condition. The plaintiffs contend that such statements caused our stock price to be artificially inflated and seek unspecified damages. In May 2010, we reached an agreement in principle to settle the litigation subject to confirmatory discovery and approval of the court.

The agreement in principle contemplates that the Company’s insurance carrier will contribute to the settlement. The total settlement amount is well within the Company’s insurance policy limits; the Company’s contribution to the settlement amount would be minimal and reflects the balance of the company’s self-insured retention. The agreement in principle is subject to a number of contingencies including confirmatory discovery by the Lead Plaintiff, after which Lead Plaintiff may affirm or void the agreement in principle, preliminary and final approval by the United States District Court for the District of Massachusetts, and to the extent required by law, approval by the Bankruptcy Court. If the agreement in principle is not finalized, there are no assurances that any future settlement or judgment will either be covered by the Company’s liability insurance policies or fall within their limits.

We maintain significant cash balances, and in the past we have maintained and may in the future maintain foreign exchange contracts, where significant changes in interest rates, credit ratings or foreign currency rates could result in materially adverse effects to income.

These balances create financial exposure to changing interest and currency rates. We have attempted to mitigate these risks by, in the past and possibly in the future, purchasing foreign exchange contracts, and by investing in United States government issued treasury bills. However, if long term interest rates or foreign currency rates were to change rapidly, we could incur material losses. Further, if management chooses to invest in less risk adverse investment vehicles, the risk of losing principal and/or interest could increase.

International operations are an expanding part of our business and our operations in foreign countries subject us to risks not faced by companies operating exclusively in the United States.

During the year ended December 31, 2008, 69.3% of our revenue was derived from operations outside of the United States. The scope of our international operations subjects us to risks which could materially impact our results of operations including:

•	foreign exchange rate fluctuations;

•	social unrest in countries where we operate;

•	climatic or other natural disasters in regions where we operate;

•	increases in shipping costs or increases in fuel costs;

•	longer payment cycles;

•	acts of terrorism;

•	greater difficulty in collecting accounts receivable;

•	use of incompatible systems and equipment;

•	problems staffing and managing foreign operations in diverse cultures;

•	protective tariffs;

•	trade barriers and export/import controls;

•	transportation delays and interruptions;

•	reduced protection for intellectual property rights in some countries;

•	government currency control and restrictions, delays, penalties or required withholdings on repatriation of earnings; and

•	the impact of recessionary foreign economies.

We cannot predict whether the United States or any other country will impose new quotas, tariffs, taxes or other trade barriers upon the importation of our products or supplies or gauge the effect that new barriers would have on our financial position or results of operations.

A significant portion of our sales are derived from our European operations and transacted primarily in Euros while our products mainly are manufactured in the U.S. As a result of the declining value of the Euro, we may experience a decline in revenues we repatriate to the U.S. In addition, because our products are mainly manufactured in the U.S., we may have to increase the sale prices on our products sold in Europe in order to maintain sales margins and recover costs. This may have a materially adverse impact on our operations, revenues and profits.

There are inherent risks as we increase our focus on overseas operations.

We manufacture certain products in plants in the United Kingdom and China. Manufacturing in overseas locations creates risks, including the possibility that as operations are transferred or expanded in foreign locations we may not be able to produce products to the quality standards or deliver products on time as our customers have come to expect. This possibility may come about due to an inability to find qualified personnel overseas. It is also possible that after an overseas transition, we may find that we have been producing products with latent defects that come to light only after a long period of operation. Transitioning a business to an overseas location has many additional risks such as developing solid financial, enterprise resource planning (ERP) and customer relationship management (CRM) systems.

Economic, political or trade problems with foreign countries could negatively impact our business.

We are increasingly outsourcing the manufacture of sub assemblies to suppliers based in China and elsewhere overseas. Economic, political or trade problems with foreign countries could substantially impact our ability to obtain critical parts needed in the timely manufacture of our products.

Customs rules are complex and vary within legal jurisdictions in which we operate. Failure to comply with local customs regulations could be discovered during a foreign government customs audit that may produce a substantial penalty.

Customs rules are complex and vary within legal jurisdictions in which we operate and there can be no assurance that there will be no control failure around customs enforcement despite the precautions we take. A failure with local customs regulations could be discovered during a foreign government customs audit and could result in a substantial penalty and a material impact on our financial results. We seek to mitigate this risk by maintaining export control systems and an internal customs staff charged with the responsibility of strictly complying with all applicable import/export laws. Further, we attempt to maintain arms length transactions with our foreign subsidiaries and their customers.

We have a history of operating losses and we may not be able to sustain or grow the current level of profitability.

We incurred operating losses on an annual basis from 1998 through 2003 and again in 2008 and 2009. No assurances can be given that we will sustain or increase the level of profitability in the future based on extrinsic market forces, and the market price of our common shares may decline as a result.

We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets, which could result in material losses.

Customers with liquidity issues may lead to additional bad debt expense. We monitor individual customer payment capability in granting open credit arrangements, and seek to limit such open credit to amounts we believe our customers can pay, and we maintain reserves we believe are adequate to cover exposure for doubtful accounts. However, there can be no assurance that our open credit customers will pay the amounts they owe to us or that the reserves we maintain will be adequate to cover such credit exposure. Our customers’ failure to pay and/or our failure to maintain sufficient reserves could have a material adverse effect on our operating results and financial condition.

In addition, to the extent that the ongoing turmoil in the credit markets makes it more difficult for some customers to obtain financing, those customers’ ability to pay may be adversely impacted, which in turn could have a material adverse effect on our business, operating results and financial condition.

While we generally sell a portion of our sales directly to customers future sales may be derived through distributors. As distributors tend to have more limited financial resources than original equipment manufacturers (“OEM”) and end-user customers, they generally represent sources of increased credit risk. Additionally, in the event that the ongoing turmoil in the credit markets makes it more difficult for some customers to obtain financing, those customers’ ability to pay could be adversely impacted, which in turn could have a material adverse impact on our business, operating results and financial condition.

We are exposed to the risks that others may violate our intellectual property rights.

Our future success depends in part upon our intellectual property rights, including trade secrets, know-how and continuing technological innovation. We do not have personnel dedicated to the oversight, organization and management of our intellectual property. There can be no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent misappropriation, or that others will not develop competitive technologies or products outside of our patented property. There can be no assurance that other companies are not investigating or developing other technologies that are similar to ours, that any patents will issue from any application filed by us or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, there can be no assurance that any patents issued to us will not be challenged, invalidated or circumvented in a legal or administrative proceeding, or that our patents and know how will provide a competitive advantage to us.

Our intellectual property rights may not be protected in foreign countries.

Our efforts to protect our intellectual property rights may not be effective in some foreign countries where we operate or sell. Many U.S. companies have encountered substantial problems in protecting their property rights against infringement in foreign countries. If we fail to adequately protect our intellectual property in these countries, it could be easier for our competitors to sell competing products in foreign countries.

Our success depends upon our ability to protect our intellectual property and to successfully defend against claims of infringement by third parties.

We have received in the past, and could receive in the future, notices from third parties alleging that our products infringe patent or other proprietary rights. We believe that our products are non-infringing or that we have the patents and/or licenses to allow us to lawfully sell our products throughout the world. However, we may be sued for infringement. In the event any third party makes a valid claim against us or our customers for which a license was not available to us on commercially reasonable terms, we would be adversely affected. Adverse consequences may also apply to our failure to avoid litigation for infringement or misappropriation of proprietary rights of third parties.

We operate in highly competitive industries, and if we lose competitive advantages, our business would suffer adverse consequences.

Some of our competition comes from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than we do. Our competitors will continue to improve the design and performance of their products and introduce new products. It is possible that we may not successfully differentiate our current and proposed products from the products of our competitors, or that the marketplace will not consider our products to be superior to competing products. To remain competitive, we will be required to invest heavily in research and development, marketing and customer service and support. It is also possible that we may not be able to make the technological advances necessary to maintain our competitive position, or our products will not receive market acceptance. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development of new products.

Our business strategy includes finding and making strategic acquisitions and divestitures. There can be no assurance that we will be able to continue to make acquisitions or divestitures that provide business benefit.

We acquired an optics business in the United Kingdom in 2007, we completed our acquisition of Excel in August 2008 and we sold our U.S. Optics Business in October 2008. We expect to continue to evaluate potential acquisitions and divestitures as part of our long-term strategic plan. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks, synergy and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of management’s attention from our core businesses and risks associated with unanticipated problems or liabilities. We cannot assure investors our efforts will be sufficient, or that acquisition candidates will be receptive to our advances or that any acquisition we may make would be accretive to earnings. We also cannot assure investors that we will find suitable purchasers in the event that we identify a potential divestiture candidate in the future. Further, given our significant debt and inability to use Form S-3, we may have difficulty obtaining financing for such strategic acquisitions.

We may fail to successfully complete the integration of Excel into our business and, as a result, may fail to realize the synergies, cost savings and other benefits expected from the acquisition. Further, Excel’s performance has not been in accordance with our expectations, which has had, and could continue to have a material adverse effect on our financial condition.

We may fail to successfully complete the integration of Excel into our business and, as a result, may fail to realize the synergies, cost savings and other benefits expected from the acquisition. The revenue we expected from Excel did not materialize in 2008, which contributed significantly to the impairment charge we recorded in 2008. We may continue to fail to grow and build revenues and profits in Excel’s business lines or achieve sufficient cost savings through the integration of customers or administrative and other operational activities. Furthermore, we must achieve these objectives without adversely affecting our revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all, or it may take longer to realize them than expected, and our results of operations could be materially adversely affected.

Further, our ability to maintain and increase profitability of Excel’s business lines will depend on our ability to manage and control operating expenses and to generate and sustain increased levels of revenue. Our expectations to achieve more consistent and predictable levels of revenue and to increase Excel’s profitability may not be realized, and such revenues and profitability may decline as we integrate Excel’s operations into our business. If Excel’s revenues grow more slowly than we anticipate, or if its operating expenses are higher than we expect, we may not be able to sustain or increase its profitability, in which case our financial condition will suffer and our stock price could decline. For example, as discussed in Note 6 of Notes to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2008, in 2008, we experienced decreased performance relative to our expectations for our acquisition of Excel. The decreased performance contributed to our having recorded a significant impairment charge against the value of assets that were initially attributed to the goodwill, intangible assets and other long-lived assets of Excel. Should there be continued deterioration in Excel’s performance, future impairment changes may be required to be recorded.

We continue our leadership transition and expansion of our financial and accounting team. Until we are able to successfully complete such transition and expansion, if at all, our business could be materially adversely affected.

During 2008, and in early 2009, we experienced significant turnover in our management team, including our Chief Financial Officer, our General Counsel and certain senior members of our various segments or operating groups. There can be no assurance that any of the anticipated or other prospective management changes will not have a negative material effect on the Company. On May 14, 2010, we appointed a chief restructuring officer, whose appointment was approved by the Court on May 27, 2010, and who serves as our most senior executive officer. Our Chief Executive Officer voluntarily resigned from his position as Chief Executive Officer of the Company effective May 25, 2010. We have also recently appointed a principal financial officer and principal accounting officer, but our financial management and accounting team continues to be leanly staffed. We continuously review our management, business and organizational structures, and, as a part of that process are seeking to expand our financial team, but there are no assurances that we will be able to adequately staff such team in the near future. There are risks associated with changes in strategy and management at the executive and/or director level, and changes in product or operational focus.

On and after the Effective Date, subject to any applicable employment agreements and applicable law, the officers of Reorganized Holdings will be selected and appointed by the Boards of Directors of Reorganized Holdings, in accordance with, and pursuant to, the provisions of applicable law and the respective Reorganized Holdings Constituent Documents (as defined in the Plan). As the Board of Directors is being reconstituted pursuant to the Plan upon emergence from Chapter 11, the current officers of Holdings may not be the officers of Reorganized Holdings. We can not assure you that such management changes, if any, upon emergence from Chapter 11 will not have a negative material effect on the Company.

Our operations could be negatively affected if we lose key executives or employees or are unable to attract and retain skilled executives and employees as needed.

Our business and future operating results depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations on a worldwide basis. The loss of key personnel could negatively impact our operations. Competition for qualified personnel is intense and we cannot guarantee that we will be able to continue to attract, train and retain qualified personnel.

The Company conducted an internal review of potential issues related to the Foreign Corrupt Practices Act and voluntarily shared information relating to that review with the SEC in the third quarter of 2009. These matters could have a material adverse effect on us. Further, our reputation and our ability to do business may be impaired by improper conduct by any of our employees, agents or business partners.

During the Revenue Review, the Audit Committee and its advisors identified certain potential issues related to the Foreign Corrupt Practices Act (“FCPA”), in particular in China, and referred those issues to the Company for review. With the assistance of outside legal counsel, the Company conducted and completed an internal review of those potential issues and voluntarily shared information relating to the internal review with the SEC in the third quarter of 2009. While we have not received any further requests from the SEC on this internal FCPA review, we cannot predict whether the SEC will request any further information from the Company regarding the internal FCPA review or whether the SEC will take any other action.

Additionally, we cannot provide assurance that our internal controls will always protect us from reckless or criminal acts committed by our employees, agents or business partners that would violate US and/or non-US laws, including the laws governing payments to government officials, competition, money laundering and data privacy. Any such improper actions could subject us to civil or criminal investigations in the US and in other jurisdictions, and could lead to substantial civil or criminal, monetary and non monetary penalties against us or our subsidiaries. Following the aforementioned internal review, we updated our FCPA compliance policies and enhanced our FCPA training program.

We have undertaken restructuring activities, and we will continue to assess our operating structure.

Our ability to reduce operating expenses is dependent upon the nature of the actions we take to reduce expense and subsequent ability to implement those actions and realize expected cost savings. For example, in the past years we shifted certain of our operations in the United States and United Kingdom to China to reduce expenses. We have undertaken actions to consolidate redundant or excess personnel that have arisen due to our acquisition of Excel in August 2008, and due to the contracting demand for certain of our products due to the global economic slowdown. We have also divested of other businesses. There can be no assurance that these actions will provide us economic benefit. Further, there is a risk that these actions may ultimately prove detrimental to operations and sales, or to our intellectual property protections.

We expect to be consolidating some of our operations for greater efficiency.

There is execution risk in these plans. We can not assure investors that economies of scale will or can be realized as a result of any historic or planned restructuring activities. These actions will take time and will include substantial operational risks, including the possible disruption of manufacturing lines. We can not assure investors that any moves would not disrupt business operations or have a material impact on results.

In addition, any decision to limit investment in, dispose of or otherwise exit business activities may result in the recording of special charges, such as technology write-offs, workforce reduction costs, charges relating to consolidation of excess facilities, or a loss on the sale of assets. Our estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including intangible assets, could change as a result of such decisions. Further, our estimates related to the liabilities for excess facilities are affected by changes in real estate market conditions. Our December 2008 assessment of the carrying value of goodwill and intangible assets resulted in substantial write downs. Additionally, we are required to perform goodwill impairment tests on an annual basis and during the year in certain circumstances. There can be no assurance that future goodwill and intangible assets impairment tests will not result in a change to earnings.

Product defects or problems with integrating our products with other vendors’ products may seriously harm our business and reputation.

Complex products that we produce can contain latent errors or performance problems. There have been instances where we have found errors immediately after launch of new products, and there have been instances where we have also found latent errors in our products. We cannot always resolve errors that we believe would be considered serious by our customers before implementation, thus our products are not error-free. These errors or performance problems could be detrimental to our business and reputation. In addition, customers frequently integrate our products with other vendor’s products. When problems occur in a combined environment, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. These problems may also complicate our determination of the timing and amount of revenue recognition. To date, defects in our products or those of other vendors’ products with which our products are used by our customers have not had a material negative effect on our business relationships with our customers. However, we cannot be certain that a material negative impact will not occur in the future.

We depend on limited source suppliers that could cause substantial manufacturing delays if supply disruption occurs.

Many of our products are manufactured with components that are designed by an outside supplier. While we attempt to mitigate risks associated with our reliance on single suppliers by actively managing our supply chain, we still source some components from single vendors. We also rely on a limited number of independent contractors to manufacture subassemblies for some of our products, particularly in our Semiconductor Systems. There can be no assurance that our current or alternative sources will be able to continue to meet all of our demands on a timely basis. If suppliers or subcontractors experience difficulties, or fail to meet any of our manufacturing requirements, our business would be harmed until we are able to secure alternative sources, if any, on commercially reasonable terms.

We also depend on suppliers that provide high precision parts.

Any such parts that have latent or known defects, may materially impact relations with our customers if they cause us to miss our scheduled shipment deadlines. If latent defects are incorporated into our products and discovered later, there could be a material impact on our revenues. We seek to reduce the risk of defects by selecting and qualifying alternative suppliers for key parts, and by monitoring the quality of products coming from key suppliers.

Production difficulties and product delivery delays could materially adversely affect our business.

We assemble our products at our facilities in the United States, the United Kingdom and China. If use of any of our manufacturing facilities were interrupted by a natural disaster or otherwise, our operations could be negatively impacted until we could establish alternative production and service operations. In addition, we may experience production difficulties and product delivery delays in the future as a result of:

•	mistakes made while transferring manufacturing processes between locations;

•	changing process technologies;

•	ramping production;

•	installing new equipment at our manufacturing facilities; and

•	shortage of key components.

Increased governmental regulation of our business could materially adversely affect us.

We are subject to many governmental regulations, including but not limited to the laser radiation safety regulations of the Radiation Control for Health and Safety Act administered by the National Center for Devices and Radiological Health, a branch of the United States Food and Drug Administration, and certain health regulations related to the manufacture of products using beryllium, an element used in some of our structures and mirrors. Among other things, these regulations require us to file annual reports, to maintain quality control and sales records, to perform product testing, to distribute appropriate operating manuals, to incorporate design and operating features in products sold to end-users and to certify and label our products. Various warning labels must be affixed and certain protective devices installed depending on the class of product. We are subject to regulatory oversight, including comparable enforcement remedies, in the markets we serve.

Changes in governmental regulations may reduce demand for our products or increase our expenses.

We compete in many markets in which we and our customers must comply with federal, state, local and international regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for our products, which in turn could materially adversely affect our business, operating results and financial condition.

Certain Risks Relating to Taxes

Our ability to utilize our net operating loss carryforwards and other tax attributes will be limited as a result of our Plan and is dependent on our ability to generate sufficient future taxable income.

We have significant net operating loss carryforwards (“NOLs”) and other tax attributes. Section 382 of the Internal Revenue Code of 1986, as amended, limits a corporation’s ability to utilize NOLs and other tax attributes following a Section 382 ownership change. We expect that we will undergo a Section 382 ownership change upon the implementation of the Plan and, consequently, our ability to utilize our NOLs and other tax attributes will be limited. In order to prevent an “ownership change” during our Chapter 11 proceedings, the Bankruptcy Court has entered an order that places certain restrictions on trading in our common shares. However, despite the order, we can provide no assurances that an “ownership change” has not or will not occur prior to emergence. Such a change prior to emergence could further limit our ability to utilize our NOL carryforwards. A significant limitation in our ability to utilize our NOL carryforwards could have a negative impact on our financial results.

In addition, our ability to use future tax deductions is dependent on our ability to generate sufficient future taxable income in the U.S. In determining our provision for income taxes, our tax attributes and liabilities and any valuation allowance recorded against our net tax attributes require subjective judgment and analysis. We consistently evaluate our tax attributes based on tax recoverable in the carryback period, existing deferred tax liabilities, tax planning strategies and future taxable income. Although we anticipate using certain of our tax attributes to generate tax refunds from prior years, our ability to recover all our tax attributes in certain jurisdictions depends upon our ability to continue to generate future profits. If actual results differ from our plans or we do not achieve the desired level of profitability in a given jurisdiction, we may be required to increase the valuation allowance on our tax attributes by taking a charge to the statement of operations, which could have a material negative result on our financial results.

Our effective tax rates are subject to fluctuation, which could impact our financial position, and our estimates of tax liabilities may be subject to audit, which could result in additional tax assessments.

Our effective tax rates are subject to fluctuation as the income tax rates for each year are a function of taxable income levels in numerous tax jurisdictions, our ability to utilize recorded deferred tax assets, taxes or penalties resulting from tax audits and credits and deductions as a percentage of total taxable income. Further, tax law changes may cause our effective tax rates to fluctuate between periods.

GSI may have cancellation of debt (“COD”) income as a result of the Plan, which would cause a reduction in certain of its U.S. federal income tax attributes.

Under the Plan, (i) the holders of Senior Notes (the “Senior Noteholders”) will exchange the Senior Notes for their pro rata share of the New Senior Secured Notes, their pro rata share of the Notes Payment (as defined in the Plan), their pro rata share of the Contingent Excess Cash (as defined in the Plan), and the Supplemental Equity Exchange, and for the Backstop Investors, New Common Shares received pursuant to the Backstop Exchange, and (ii) the shareholders of Holdings will exchange the Holdings Common Shares for New Common Shares and Rights (the “Exchange”). As a result of the anticipated Exchange, the amount of GSI’s aggregate outstanding indebtedness may be reduced, causing GSI realize COD income. Under section 108 of the Internal Revenue Code, if a debtor corporation transfers stock or a new debt instrument to a creditor in satisfaction of its indebtedness, such corporation will be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock, or the “issue price” of the new debt instrument. Because the amount of any COD income resulting from this transaction will depend on the fair market value of the New Common Shares following the Effective Date, it is impossible to know in advance whether there will be COD or the amount of any such COD.

Because the realization of any COD income will occur in a title 11 case, GSI will not recognize any such COD income, but instead will reduce its tax attributes after the end of the tax year in which any such COD income is realized. If the Plan does give rise to COD income, GSI has not decided yet whether it will reduce its NOLs or elect to first reduce the basis of some or all of its depreciable property by the amount of excluded COD income.

Holdings may be subject to U.S. federal income taxation even though it is a non-U.S. corporation

Holdings is a non-U.S. corporation organized in Canada and will be subject to the Canadian tax laws following the Effective Date. Following the Effective Date, GSI will continue to be subject to U.S. tax and will file a U.S. federal income tax return. In addition, distributions or payments from entities in one jurisdiction to entities in another jurisdiction may be subject to withholding taxes. Holdings does not intend to operate in a manner that will cause it to be treated as engaged in a U.S. trade or business or otherwise be subject to U.S. federal income taxes on its net income, but Holdings generally will be subject to U.S. federal withholding tax on certain U.S.-source passive income items, such as dividends and certain types of interest.

To prevent U.S.-based multinationals from improperly avoiding U.S. taxation by inversion, Section 7874(b) of the Internal Revenue Code provides that, in certain instances, a foreign corporation may be treated as a domestic corporation for U.S. federal income tax purposes. However, section 7874 contains an exception for foreign corporations if, on or before March 4, 2003, such entity acquired directly or indirectly more than half of the properties held directly or indirectly by the domestic corporation. Holdings expects to satisfy this safe harbor; however, no assurance can be given that the IRS will agree with this position.

The IRS may also assert that section 269 of the Internal Revenue Code applies to Holdings’ organization in Canada pursuant to the implementation of the Plan. Under section 269, if the IRS determines that the principal purpose of an acquisition was to evade or avoid U.S. federal income tax, the IRS may disallow certain deduction, credits or other allowances. GSI believes that, if the Plan was challenged by the IRS, GSI could show, among other things, that the principal purpose for the Plan was not to evade or avoid federal income tax, and, thus, section 269 should not apply. However, no assurance can be given in this regard.

We may be subject to the Alternative Minimum Tax (“AMT”) for U.S. federal income tax purposes.

In general, an AMT is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

In addition, if a corporation undergoes an ownership change within the meaning of section 382 of the Internal Revenue Code and is in a NUBIL position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date, which could minimize the value of any potential tax loss or depreciation available to us with respect to such assets. Therefore, if we are subject to the AMT, our U.S. federal income tax liability will likely be increased.

GSI’s Corporate Equity Reduction Transaction will limit its ability to carry back certain losses for U.S. federal income tax purposes.

Section 172(b)(1)(E) of the Internal Revenue Code contains special rules that limit a corporation’s ability to carryback certain NOLs. Specifically, if there is a corporate equity reduction transaction (“CERT”), and as a major stock acquisition, and an applicable corporation has a corporate equity reduction interest loss (“CERT Loss”) during the year in which the CERT occurred or any of the two (2) succeeding tax years, then the CERT Loss may not be carried back to a tax year before the year in which the CERT occurred. In 2008, GSI acquired Excel in a transaction that qualifies as a CERT. In connection with this transaction, approximately $8 million was identified as a CERT Loss. Accordingly, GSI cannot carryback more than approximately $8 million for 2008 and 2009.

Risks that Relate to Our Common Shares

Holders of our common shares and, when issued, the New Common Shares are subject to the risk of additional and substantial dilution to their interests as a result of future issuances of common shares.

In the future, we may issue additional equity securities to raise capital or restructure our existing debt and our stock option holders may exercise all or some of the options that are outstanding or may be outstanding. These additional issuances would dilute ownership of common shares.

Future sales of a substantial number of our New Common Shares in the public market could adversely affect the trading price of our shares and impair our ability to raise funds in future stock offerings.

Future sales of a substantial number of our New Common Shares in the public market or the perception that such sales could occur, could adversely affect the prevailing market price of our New Common Shares and could make it more difficult for us to raise additional capital through the sale of equity securities.

Each of our greater than 5% shareholders (which could include the holders of our Senior Notes if the Rights Offering is not fully subscribed for by our shareholders) and their affiliates could have substantial control over the outstanding our New Common Shares, which could limit your ability to influence the outcome of key transactions, including a change of control.

Each of our greater than 5% shareholders (which could include the holders of our Senior Notes if the Rights Offering is not fully subscribed for by our shareholders) and their affiliates, in the aggregate, together beneficially own a substantial amount of the outstanding shares of our New Common Shares. As a result, these shareholders, if acting together, may be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might affect the market price of our New Common Shares.

Certain provisions of our articles of incorporation may delay or prevent a change in control of our company.

Our corporate documents and our existence as a corporation under the laws of New Brunswick subject us to provisions of Canadian law that may enable our Board of Directors to resist a change in control of our company. These provisions include:

•	limitations on persons authorized to call a special meeting of shareholders; and

•	advance notice procedures required for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of shareholders.

These antitakeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors of their choosing and cause us to take other corporate actions that shareholders desire.

* * * * *

The information in Item 7.01 of this Current Report on Form 8-K will not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor will it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

Date: June 4, 2010	By:	/S/ GLENN E. DAVIS
Glenn E. Davis Principal Financial Officer